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                                   EXHIBIT 99
 Press Release issued by Childtime Learning Centers, Inc. dated January 29, 2001

CHILDTIME LEARNING CENTERS REPORTS MANAGEMENT
APPOINTMENTS

FARMINGTON HILLS, Mich., Jan. 29 /PRNewswire/ -- Childtime Learning Centers, Inc. today announced several management appointments.

Harold Lewis, Chief Executive Officer and President of the Company, has resigned to pursue other opportunities. Mr. Lewis has also resigned from the Board of Directors. In addition, Michael Yeager has resigned his position as Chief Financial Officer.

James Morgan has been named interim Chief Executive Officer and President of the Company and has joined the Board of Directors. Mr. Morgan has had a distinguished business career having recently retired as Chief Executive Officer and President of Philip Morris USA. Mr. Morgan also serves as a director of New England Restaurant Company and Conforma Clad, Inc.

In addition, Leonard Tylka has become interim Chief Financial Officer of the Company. Most recently, Mr. Tylka was Chief Financial Officer of Polar Ice Entertainment, Inc., but has been associated with Childtime for several years as a director and consultant. Finally, Debe Ludwig will become the interim Chief Operating Officer for the Company.

"We are all grateful for the contributions Harold and Mike have made to our Company over the past nine years," said George Kellner, Chairman of the Board. "We wish them the best in their future endeavors. We are pleased to have such outstanding replacements in Jim, Len and Debe, while we commence a search for a permanent CEO and CFO."

"I look forward to joining with the people of Childtime to all work diligently and enthusiastically in moving the company forward," said Jim Morgan. "This is a fine company with bright prospects."

As the nation's second largest publicly traded child care provider, Childtime currently employs over 5,000 professional educators and child care providers that perform a vital service to more than 30,000 children and their parents in 23 states and the District of Columbia.






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